Exhibit 99.1

FARO Names John Donofrio to Board of Directors

February 5, 2008, Lake Mary, FL – FARO Technologies, Inc., the world market leader in portable computer-aided measurement hardware and software, announced that it has appointed John Donofrio to the Company’s Board of Directors.

Donofrio has been Visteon’s Senior Vice President, General Counsel and Chief Compliance Officer since 2005. Before joining Visteon, Donofrio was VP and General Counsel of Honeywell Aerospace since 2000 after being promoted from his position as VP, Intellectual Property and Deputy General Counsel of Honeywell International. Previously he was a Partner at Kirkland & Ellis LLP, during which time he also served for a year as an adjunct professor at Seton Hall University’s School of Law.

Prior to earning his JD from the National Law Center at George Washington University in 1987, Donofrio graduated from Rutgers University’s College of Engineering.

“John’s strong legal background is fortified with in-depth engineering knowledge that is the ideal match for our business model,” FARO President and CEO Jay Freeland said. “His contributions will be invaluable as we implement our plans to fortify our position as the world’s leading 3-D measurement company.”

About FARO

With more than 14,600 installations and 7,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models – or to perform evaluations against an existing model – for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm – the FaroArm; the world’s best-selling laser tracker – the FARO Laser Tracker; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered. Learn more at www.faro.com.